EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 22, 2005 (except for Note B, as to which the date is February 17, 2006), accompanying the consolidated financial statements and our report dated July 22, 2005 on management’s assessment of the effectiveness of internal control over financial reporting both of which are included in the Annual Report of Frisch’s Restaurants, Inc. on Form 10-K/A for the year ended May 29, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Frisch’s Restaurants, Inc. on Forms S-8 (Nos. 33-48321, 33-77988, 33-77990 and 333-63149).

GRANT THORNTON LLP

Cincinnati, Ohio

February 23, 2006